Exhibit 99.39

858 Beatty Street Suite 501 Vancouver, B.C. Canada V6B 1C1 Phone: (604) 895-2700 www.westfraser.com

West Fraser Announces Third Quarter 2020 Results

VANCOUVER, BC, Oct. 26, 2020 /CNW/ - West Fraser Timber Co. Ltd. (“West Fraser” or the “Company”) (TSX: WFT) today reported results for the third quarter of 2020. All dollar amounts in this news release are expressed in Canadian dollars.

Third Quarter Highlights

•	Sales increased by 32% to $1,690 million in the quarter.

•	Adjusted EBITDA increased to $605 million from $184 million in the second quarter.

•	Cash flow from operations of $613 million for the third quarter and $930 million year to date.

•	Available liquidity improved by $546 million to $1,346 million from June 30, 2020, revolving credit facility repaid in the quarter.

•	Growth and margin improvement in the U.S. South as investments continue to show results.

Results Compared to Previous Periods

($ millions except earnings per share (“EPS”)

	Q3-20	Q2 - 20	YTD-20	Q3 - 19	YTD-19
Sales	1,690	1,276	4,161	1,190	3,748
Adjusted EBITDA[1]	605	184	916	55	221
Operating earnings	487	83	583	(54)	(128)
Earnings	350	48	410	(45)	(108)
Basic EPS ($)	5.09	0.70	5.97	(0.65)	(1.57)
Adjusted earnings[1]	386	79	493	(15)	(10)
Adjusted basic EPS[1] ($)	5.63	1.13	7.19	(0.22)	(0.15)

1.

Throughout this news release, reference is made to Adjusted EBITDA, Adjusted earnings, Adjusted basic earnings per share, and liquidity (collectively “Non-IFRS measures”). For information on these Non-IFRS measures see below under the heading “Non-IFRS Measures”.

Operational Results

Our lumber segment generated operating earnings in the quarter of $454 million (Q2-20 - $66 million) and Adjusted EBITDA of $552 million (Q2-20 - $156 million). The improvement was due primarily to higher lumber prices and SYP shipment volumes, partially offset by lower SPF shipment volumes. Higher lumber prices increased Adjusted EBITDA by $424 million compared to the previous quarter. The combination of lower manufacturing costs, increases in variable compensation expense, and slightly lower shipment volumes resulted in a $28 million offset to Adjusted EBITDA. Our lumber segment operated near capacity during the current quarter compared with the second quarter where temporary curtailments reduced SPF and SYP production by approximately 170 MMfbm.

Our panels segment generated operating earnings in the quarter of $47 million (Q2-20 - $17 million) and Adjusted EBITDA of $51 million (Q2-20 - $20 million). Increased plywood pricing and robust plywood demand positively impacted the panels segment earnings for the quarter. The positive price and volume variance increased Adjusted EBITDA by $33 million compared to the previous quarter. The WestPine insurance claim related to the 2016 fire at this MDF facility was settled in the second quarter resulting in a $7 million benefit recorded in cost of products sold from business interruption insurance and an additional $7 million from proceeds on the involuntary disposal of equipment recorded in other income. Our plywood facilities operated near capacity during the current quarter, while the second quarter included temporary plywood curtailments of approximately 50 MMsf.

Our pulp & paper segment generated operating earnings in the quarter of negative $5 million (Q2-20 - negative $1 million) and Adjusted EBITDA of $5 million (Q2-20 - $10 million). Lower pulp and newsprint prices offset improved shipping volumes, and per-unit manufacturing costs benefits resulting in a net decrease in Adjusted EBIDTA compared to the previous quarter. Our Cariboo

NBSK mill was temporarily shutdown during the second quarter in response to low fibre availability and to complete the annual maintenance outage resulting in 19,000 tonnes of lower production.

Outlook

Throughout the third quarter, demand for lumber and plywood products remained strong, resulting in higher product prices. Repair and renovation activity and related demand also continued to trend positively. Housing market indicators, including new home starts, available for sale inventory, and mortgage rates, support the continued expectation of healthy demand for wood products. Despite recent volatility, the longer-term outlook for growth in wood products consumption appears favourable.

Our lumber and plywood facilities are operating at as close to full capacity as possible to meet market demand.

Pulp markets are anticipated to experience some stress in the near term due to decreased demand for pulp used in printing and writing products, which has been accelerated by several factors, including the shift in advertising from paper to digital media and the economic impact of COVID-19. The restart of our Hinton pulp facility following the major maintenance shutdown will be delayed and forth quarter production is expected to be impacted by 24,000 tonnes. Our Quesnel BCTMP mill is scheduled for downtime for capital installation in the fourth quarter, resulting in approximately 11,000 lost production tonnes.

Quarter end available liquidity was $1,346 million, and our balance sheet is well prepared to face potential volatility that may exist in our markets over the coming quarters. The benefits of our modernization program at our mills in the U.S. South are yielding results with improvements in capacity, grade, and recovery.

Administrative Review (“AR”) 1 Duty Rates

On October 7, 2020, the U.S. Department of Commerce (“USDOC”) indicated that it expects to finalize AR1 duty rates on November 23, 2020. West Fraser will continue to remit cash deposits at a combined duty rate of 23.56% until the new rates are finalized. The preliminary AR1 rates of 9.08%, which were published on February 3, 2020, may be different when finalized in November 2020. Cash deposits at the new duty rates will commence when the AR1 rates are finalized.

The USDOC has commenced AR2 for the 2019 fiscal period. It is unclear when the USDOC will finalize the AR2 rates, given the tolling delay of all administrative reviews in 2020.

Risks and Uncertainties

Given the continuing and dynamic nature of the COVID-19 pandemic, it is challenging to predict the ongoing impact on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including the resurgence of COVID-19 as restrictions are eased or lifted, new information that may emerge concerning the spread and severity of COVID-19 and actions taken to address its impact, among others. It is difficult to predict how this virus may affect our business in the future, including its effect (positive or negative; long or short term) on the demand and price for our products. It is possible that COVID-19, particularly if it has a prolonged duration, could have a material adverse effect on our supply chain, market pricing and customer demand, and distribution networks. These factors may further impact our operating plans, business, financial condition, liquidity, the valuation of long-lived assets, and operating results.

Additional risk disclosures are included under the heading “Risks and Uncertainties” in our third quarter 2020 Management’s Discussion & Analysis (“MD&A”) and the MD&A included in our 2019 Annual Report.

Management’s Discussion & Analysis

The Company’s third quarter 2020 MD&A is available on the Company’s website at www.westfraser.com and the System for Electronic Document Analysis and Retrieval at www.sedar.com under the Company’s profile.

Responsibility Report

West Fraser’s full Environmental, Social, and Governance (ESG) Responsibility Report is available on the Company’s website at www.westfraser.com. This report reviews the Company’s key ESG topics, opportunities and performance and includes information aligned with the Sustainable Accounting Standards Board (SASB), Global Reporting Initiative (GRI), and the Task Force on Climate-Related Disclosures (TFCD).

The Company

West Fraser is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals, and energy with facilities in western Canada and the southern United States.

Conference Call

Investors are invited to listen to the quarterly conference call on Tuesday, October 27, 2020, at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) by dialing 1-888-390-0605 (toll-free North America). The call and an earnings presentation may also be accessed through West Fraser’s website at www.westfraser.com.

Forward-Looking Statements

This news release contains historical information, descriptions of current circumstances, and statements about potential future developments. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader, but their accuracy depends on a number of assumptions and is subject to various risks and uncertainties. Forward-looking statements are included under the headings “Third Quarter Highlights” (concerning continued improvements in the U.S. South), “Outlook (regarding future production, outlook for lumber, panels and pulp demand, operating rates, available liquidity, and U.S. South improvements),” “Administrative Review duty rates (regarding finalization of duty rates)”, and “Risks and Uncertainties (regarding the impact of COVID-19).” Actual outcomes and results will depend on a number of factors that could affect the ability of the Company to execute its business plans, including those matters described in the 2019 annual MD&A under “Risks and Uncertainties” and in our third quarter 2020 MD&A under the heading “Risks and Uncertainties”, and may differ materially from those anticipated or projected. Accordingly, readers should exercise caution in relying upon forward-looking statements, and the Company undertakes no obligation to publicly revise them to reflect subsequent events or circumstances, except as required by applicable securities laws.

Non-IFRS Measures

Our Company believes that, in addition to earnings, these Non-IFRS measures are useful performance indicators for investors with regard to operating and financial performance. Adjusted EBITDA is also used to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions. These Non-IFRS measures are not generally accepted financial measures under IFRS and do not have standardized meanings prescribed by IFRS. Investors are cautioned that none of these Non-IFRS measures should be considered as an alternative to earnings, earnings per share (“EPS”), or cash flow, as determined in accordance with IFRS. As there is no standardized method of calculating any of these Non-IFRS measures, our method of calculating each of them may differ from the methods used by other entities and, accordingly, our use of any of these Non-IFRS measures may not be directly comparable to similarly titled measures used by other entities. Accordingly, these Non-IFRS measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. The reconciliation of the Non-IFRS measures used and presented by the Company to the most directly comparable IFRS measures is shown in the various tables of our quarterly Management’s Discussion and Analysis.

West Fraser Timber Co. Ltd.

Condensed Consolidated Balance Sheets

(in millions of Canadian dollars, except where indicated - unaudited)

	September 30 2020	December 31 2019
Assets
Current assets
Cash and short-term investments	$313	$16
Receivables	417	258
Income taxes receivable	—	135
Inventories (note 5)	678	729
Prepaid expenses	18	9

	1,426	1,147
Property, plant and equipment	2,155	2,140
Timber licences	478	493
Goodwill and other intangibles	776	772
Export duty deposits (note 14)	103	80
Other assets	25	26
Deferred income tax assets	10	10

	$4,973	$4,668

Liabilities
Current liabilities
Cheques issued in excess of funds on deposit	$—	$16
Operating loans (note 6)	—	374
Payables and accrued liabilities	545	396
Current portion of long-term debt (note 6)	10	10
Current portion of reforestation and decommissioning obligations	44	41
Income taxes payable	68	—

	667	837
Long-term debt (note 6)	667	650
Other liabilities (note 7)	552	454
Deferred income tax liabilities	271	253

	2,157	2,194

Shareholders’ Equity
Share capital	484	483
Accumulated other comprehensive earnings	151	132
Retained earnings	2,181	1,859

	2,816	2,474

	$4,973	$4,668

Number of Common shares and Class B Common shares outstanding at October 26, 2020 was 68,676,897.

West Fraser Timber Co. Ltd.

Condensed Consolidated Statements of Changes in Shareholders’ Equity

(in millions of Canadian dollars, except where indicated - unaudited)

	July 1 to September 30		January 1 to September 30
	2020	2019	2020	2019
Share capital
Balance - beginning of period	$484	$483	$484	$491
Issuance of Common shares	—	—	—	1
Repurchase of Common shares	—	—	—	(9)

Balance - end of period	$484	$483	$484	$483

Accumulated other comprehensive earnings
Balance - beginning of period	$166	$137	$132	$170
Translation gain (loss) on foreign operations	(15)	9	19	(24)

Balance - end of period	$151	$146	$151	$146

Retained earnings
Balance - beginning of period	$1,820	$2,001	$1,859	$2,235
Actuarial gain (loss) on post-retirement benefits	24	10	(47)	(62)
Repurchase of Common shares	—	—	—	(72)
Earnings for the period	350	(45)	410	(108)
Dividends	(13)	(14)	(41)	(41)

Balance - end of period	$2,181	$1,952	$2,181	$1,952

Shareholders’ Equity	$2,816	$2,581	$2,816	$2,581

West Fraser Timber Co. Ltd.

Condensed Consolidated Statements of Earnings and Comprehensive Earnings

(in millions of Canadian dollars, except where indicated - unaudited)

	July 1 to September 30		January 1 to September 30
	2020	2019	2020	2019
Sales	$1,690	$1,190	$4,161	$3,748

Costs and expenses
Cost of products sold	838	906	2,538	2,822
Freight and other distribution costs	175	181	527	547
Export duties (note 14)	49	44	126	127
Amortization	66	65	201	193
Selling, general and administration	72	48	180	158
Equity-based compensation	3	1	6	4
Restructuring and impairment charges	—	(1)	—	25

	1,203	1,244	3,578	3,876

Operating earnings	487	(54)	583	(128)
Finance expense	(11)	(12)	(40)	(36)
Other (note 10)	(11)	2	(2)	(9)

Earnings before tax	465	(64)	541	(173)
Tax recovery (provision) (note 11)	(115)	19	(131)	65

Earnings	$350	$(45)	$410	$(108)

Earnings per share (dollars) (note 12)
Basic	$5.09	$(0.65)	$5.97	$(1.57)
Diluted	$5.09	$(0.73)	$5.97	$(1.77)

Comprehensive earnings
Earnings	$350	$(45)	$410	$(108)
Other comprehensive earnings
Translation gain (loss) on foreign operations	(15)	9	19	(24)
Actuarial gain (loss) on post-retirement benefits	24	10	(47)	(62)

Comprehensive earnings	$359	$(26)	$382	$(194)

West Fraser Timber Co. Ltd.

Condensed Consolidated Statements of Cash Flows

(in millions of Canadian dollars, except where indicated - unaudited)

	July 1 to September 30		January 1 to September 30
Cash provided by (used in)	2020	2019	2020	2019
Operating activities
Earnings	$350	$(45)	$410	$(108)
Adjustments
Amortization	66	65	201	193
Restructuring and impairment charges	—	(1)	—	25
Restructuring charges paid	—	(6)	—	(6)
Finance expense	11	12	40	36
Exchange loss (gain) on long-term financing	1	(1)	(2)	2
Exchange loss (gain) on export duty deposits	1	(1)	(3)	2
Export duty deposits	(8)	2	(18)	(2)
Post-retirement expense	25	19	75	60
Contributions to post-retirement benefit plans	(12)	(23)	(41)	(61)
Tax provision (recovery)	115	(19)	131	(65)
Income taxes received (paid)	14	10	103	(85)
Reforestation and decommissioning obligations	(18)	(16)	(7)	(10)
Other	12	2	5	8
Changes in non-cash working capital
Receivables	(69)	55	(160)	32
Inventories	(27)	67	58	127
Prepaid expenses	4	12	(9)	(4)

Payables and accrued liabilities	148	(16)	147	(69)

	613	116	930	75

Financing activities
Proceeds from (repayment of) operating loans	(360)	68	(377)	253
Finance expense paid	(4)	(6)	(29)	(27)
Repurchase of Common shares	—	—	—	(81)
Dividends	(13)	(13)	(41)	(41)
Other	(3)	(4)	(3)	(5)

	(380)	45	(450)	99

Investing activities
Additions to capital assets	(60)	(133)	(179)	(323)
Government assistance	—	—	1	5
Proceeds from disposal of capital assets	7	5	13	12
Other	(1)	1	—	2

	(54)	(127)	(165)	(304)

Change in cash	179	34	315	(130)
Foreign exchange effect on cash	7	(1)	(2)	(4)
Cash - beginning of period	127	(20)	—	147

Cash - end of period	$313	$13	$313	$13

Cash consists of:
Cash and short-term investments			$313	$17
Cheques issued in excess of funds on deposit			—	(4)

			$313	$13

West Fraser Timber Co. Ltd.

Notes to Condensed Consolidated Interim Financial Statements

(figures are in millions of dollars, except where indicated - unaudited)

1.	Nature of operations

West Fraser Timber Co. Ltd. (“West Fraser”, “we”, “us” or “our”) is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, and energy with facilities in western Canada and the southern United States. Our executive office is located at 858 Beatty Street, Suite 501, Vancouver, British Columbia. West Fraser was formed by articles of amalgamation under the Business Corporations Act (British Columbia) and is registered in British Columbia, Canada. Our Common shares are listed for trading on the Toronto Stock Exchange under the symbol WFT.

2.	Basis of presentation and statement of compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting as issued by the International Accounting Standards Board, and use the same accounting policies and methods of their application as the December 31, 2019, annual audited consolidated financial statements. These condensed consolidated interim financial statements should be read in conjunction with our 2019 annual audited consolidated financial statements.

3.	Use of estimates and judgments and Coronavirus (COVID-19)

Financial statement preparation requires management to use accounting estimates and make judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The estimates and underlying assumptions are based on historical experience and other factors, including expectations of future events that are considered to be reasonable under the circumstances.

Given the ongoing and dynamic nature of the COVID-19 outbreak, it is challenging to predict the impact on our Company. The extent of such impact will depend on future developments, which are highly uncertain, including the resurgence of COVID-19 as restrictions are eased or lifted, new information that may emerge concerning the spread and severity of COVID-19, and actions taken to address its impact, among others. It is difficult to predict how this virus may affect our business in the future, including its effect (positive or negative; long or short term) on the demand and price for our products. It is possible that COVID-19, particularly if it has a prolonged duration, could have a material adverse effect on our supply chain, market pricing, customer demand, and distribution networks. These factors may further impact our operating plans, business, financial condition, liquidity, and operating results, which would, in turn, affect our estimates, including the valuation of inventories, allowance for expected credit losses, fair value measurements, the valuation of long-lived assets, and cash flow projections used for impairment testing. Actual results may materially differ from these estimates.

4.	Seasonality of operations

Our operating results are subject to seasonal fluctuations that impact quarter-to-quarter operating results. Log availability has a direct impact on our operations. We build up log inventory in Canada during the winter to sustain our lumber and plywood production during the second quarter when logging is curtailed due to wet and inaccessible land conditions. Extreme weather conditions, wildfires in Western Canada, and hurricanes in the U.S. South may periodically affect operations, including logging, manufacturing, and transportation. Consequently, interim operating results may not proportionately reflect operating results for a full year.

5.	Inventories

Inventories at September 30, 2020 were subject to a valuation reserve of $2 million (June 30, 2020 - $13 million; December 31, 2019 - $39 million; September 30, 2019 - $46 million) to reflect net realizable value being lower than cost.

	September 30, 2020	December 31, 2019
Manufactured products	$334	$341
Logs and other raw materials	175	226
Processing materials and supplies	169	162

	$678	$729

6.	Operating loans and long-term debt

Operating loans

Our revolving lines of credit consist of an $850 million committed revolving credit facility which matures August 25, 2024, a $150 million committed revolving credit facility which matures April 9, 2022, a $33 million (US$25 million) demand line of credit dedicated to our U.S. operations, and an $8 million demand line of credit dedicated to our jointly-owned newsprint operation. On September 30, 2020, there were no amounts outstanding under our revolving credit facilities. As a result, the associated deferred financing costs of $3 million were recorded in other assets.

Interest on the facilities is payable at floating rates based on Prime, Base Rate Advances, Bankers’ Acceptances, or LIBOR Advances at our option plus an applicable margin.

In addition, we have credit facilities totalling $130 million dedicated to letters of credit, of which US$15 million is dedicated to our U.S. operations. On September 30, 2020, our letter of credit facilities supported $62 million of open letters of credit.

All debt is unsecured except the $8 million joint operation demand line of credit, which is secured by that operation’s current assets.

Long-term debt

	September 30, 2020	December 31, 2019
US$300 million senior notes due October 2024; interest at 4.35%	$400	$390
US$200 million term loan due August 2024; floating interest rate	267	260

US$8 million note payable due March 2021; interest at 2%	10	10
Notes payable	3	3

	680	663
Less: deferred financing costs	(3)	(3)
Less: current portion related to the US$8 million note payable due March 2021	(10)	(10)

	$667	$650

The fair value of the long-term debt at September 30, 2020, was $684 million (December 31, 2019 - $677 million) based on rates available to us at the balance sheet date for long-term debt with similar terms and remaining maturities.

On March 9, 2020, we extended the duration of our interest rate swap from August 2022 to August 2024, resulting in a change to the fixed interest rate on the swap from 2.47% to 1.78% through August of 2024. We continue to receive a floating interest rate equal to 3-month LIBOR over the duration. The result is a fixed interest rate of 2.47% for the period of May 28, 2019 to February 25, 2020, and 1.78% for the period of February 25, 2020 to August 25, 2024. On April 15, 2020, we entered into additional interest rate swaps for a total notional amount of US$100 million. Under the agreements, we pay a combined fixed interest rate of 0.51% and receive a floating interest rate equal to 3-month LIBOR.

The agreements are accounted for as a derivative, and the gain or loss related to changes in the fair value is included in other income. For the nine months ended September 30, 2020, a $6 million loss was recorded.

7.	Other liabilities

	September 30, 2020	December 31, 2019
Post-retirement (note 8)	$416	$314
Long-term portion of reforestation	63	74
Long-term portion of decommissioning	35	31
Other	38	35

	$552	$454

8.	Post-retirement benefits

We maintain defined benefit and defined contribution pension plans covering a majority of our employees. The defined benefit plans generally do not require employee contributions and provide a guaranteed level of pension payable for life, based either on length of service or on earnings and length of service, and in most cases do not increase after the commencement of retirement. We also provide group life insurance, medical and extended health benefits to certain employee groups.

The status of the defined benefit pension plans and other retirement benefit plans, in aggregate, is as follows:

	September 30, 2020	December 31, 2019
Projected benefit obligations	$(1,862)	$(1,693)
Fair value of plan assets	1,449	1,385

	$(413)	$(308)

Represented by:
Post-retirement assets	$3	$6
Post-retirement liabilities	(416)	(314)

	$(413)	$(308)

The significant actuarial assumptions used to determine our balance sheet date post-retirement assets and liabilities are as follows:

	September 30, 2020	June 30, 2020	December 31, 2019
Discount rate	2.75%	2.75%	3.00%
Future compensation rate increase	3.50%	3.50%	3.50%

For the nine months ended September 30, 2020, we recognized in other comprehensive earnings a before-tax loss of $62 million to reflect the changes in the valuation of the post-retirement benefit plans. The loss reflects the decrease in the discount rate used to calculate plan liabilities from the beginning of the year, partially offset by the return on plan assets.

The actuarial gain (loss) on post-retirement benefits, included in other comprehensive earnings, is as follows:

	July 1 to September 30		January 1 to September 30
	2020	2019	2020	2019
Actuarial gain (loss)	$33	$13	$(62)	$(82)
Tax recovery (provision)	(9)	(3)	15	20

	$24	$10	$(47)	$(62)

9.	Share Capital

Our Normal Course Issuer Bid (“NCIB”) under which we were authorized to purchase up to 3,318,823 of our Common shares expired on September 19, 2020. We did not repurchase any Common shares under this NCIB, and we have not renewed the NCIB.

10.	Other

	July 1 to September 30		January 1 to September 30
	2020	2019	2020	2019
Exchange gain (loss) on working capital	$(2)	$1	$2	$(4)
Exchange gain (loss) on intercompany financing[1]	(15)	9	20	(22)
Exchange gain (loss) on long-term debt	14	(8)	(18)	20
Exchange gain (loss) on export duty deposits receivable	(1)	1	3	(2)
Insurance gain on involuntary disposal of equipment[2]	—	—	7	—
Gain (loss) on interest rate swap contracts (note 6)	1	—	(6)	(4)
Power purchase dispute[3]	(8)	—	(8)	—
Other	—	(1)	(2)	3

	$(11)	$2	$(2)	$(9)

1.

Relates to US$550 million intercompany financing provided to our U.S. operations. IAS 21 requires that the exchange gain or loss be recognized through earnings as the financing is not considered part of our permanent investment in our U.S. subsidiaries. The balance sheet amounts, and related financing expenses are eliminated in these consolidated financial statements.

2.	Represents insurance proceeds related to the settlement of WestPine’s 2016 involuntary disposal of equipment.
3.

During this quarter, as a result of certain administrative proceedings, we determined that a liability related to certain retroactive adjustments to charges under a purchase power agreement (the “Power Purchase Agreement”), terminated in 2016, should be recorded as a contingent liability. Although we dispute responsibility for such retroactive adjustments and the associated liability, we have accrued $8 million for such contingent liability. However, recognizing the expense does not prejudice our position that the liability is not our responsibility.

11.	Tax provision

The tax provision differs from the amount that would have resulted from applying the British Columbia statutory income tax rate to earnings before tax as follows:

	July 1 to September 30		January 1 to September 30
	2020	2019	2020	2019
Income tax recovery (expense) at statutory rate of 27%	$(125)	$17	$(146)	$47
Non-taxable amounts	(4)	2	(2)	3
Rate differentials between jurisdictions and on specified activities	14	—	17	(2)
Decrease in Alberta provincial tax rate[1]	—	—	—	17

	$(115)	$19	$(131)	$65

1.	Represents the re-measurement of deferred income tax assets and liabilities for the 2019 Alberta tax rate change from 12% to 8% over the next four years.

12.	Earnings per share

Basic earnings per share is calculated based on earnings available to Common shareholders, as set out below, using the weighted average number of Common shares and Class B Common shares outstanding.

Diluted earnings per share is calculated based on earnings available to Common shareholders adjusted to remove the actual share option expense (recovery) charged to earnings and after deducting a notional charge for share option expense assuming the use of the equity-settled method, as set out below. The diluted weighted average number of shares is calculated using the treasury stock method. When earnings available to Common shareholders for diluted earnings per share are greater than earnings available to Common shareholders for basic earnings per share, the calculation is anti-dilutive, and diluted earnings per share are deemed to be the same as basic earnings per share.

	July 1 to September 30		January 1 to September 30
	2020	2019	2020	2019
Earnings
Basic	$350	$(45)	$410	$(108)
Share option expense (recovery)	12	(5)	7	(11)
Equity-settled share option adjustment	—	—	(3)	(3)

Diluted	$362	$(50)	$414	$(122)

Weighted average number of shares (thousands)
Basic	68,674	68,657	68,670	68,956
Share options	301	186	154	306

Diluted	68,975	68,843	68,824	69,292

Earnings per share (dollars)
Basic	$5.09	$(0.65)	$5.97	$(1.57)
Diluted	$5.09	$(0.73)	$5.97	$(1.77)

13.	Segmented information

The table below provides a reconciliation of our Non-IFRS measure Adjusted EBITDA. This measurement is used by management to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions, including those relating to operating earnings.

	Lumber	Panels	Pulp & Paper	Corporate & Other	Total
July 1, 2020 to September 30, 2020
Sales
To external customers	$1,295	$174	$221	$—	$1,690
To other segments	36	2	—	(38)	—

	$1,331	$176	$221	$(38)	$1,690

Cost of products sold	(612)	(103)	(161)	38	(838)
Freight and other distribution costs	(118)	(14)	(43)	—	(175)
Selling, general and administration	(49)	(8)	(12)	(3)	(72)

Adjusted EBITDA	$552	$51	$5	$(3)	$605
Export duties	(49)	—	—	—	(49)
Equity-based compensation	—	—	—	(3)	(3)
Amortization	(49)	(4)	(10)	(3)	(66)

Operating earnings	$454	$47	$(5)	$(9)	$487
Finance expense	(8)	(1)	(1)	(1)	(11)
Other	(5)	1	(8)	1	(11)

Earnings before tax	$441	$47	$(14)	$(9)	$465

July 1, 2019 to September 30, 2019
Sales
To external customers	$820	$146	$224	$—	$1,190
To other segments	28	3	—	(31)	—

	$848	$149	$224	$(31)	$1,190

Cost of products sold	(654)	(115)	(168)	31	(906)
Freight and other distribution costs	(122)	(16)	(43)	—	(181)
Selling, general and administration	(33)	(5)	(10)	—	(48)

Adjusted EBITDA	$39	$13	$3	$—	$55
Export duties	(44)	—	—	—	(44)
Equity-based compensation	—	—	—	(1)	(1)
Amortization	(49)	(4)	(11)	(1)	(65)
Restructuring and impairment charges	1	—	—	—	1

Operating earnings	$(53)	$9	$(8)	$(2)	$(54)
Finance expense	(9)	—	(2)	(1)	(12)
Other	3	—	1	(2)	2

Earnings before tax	$(59)	$9	$(9)	$(5)	$(64)

	Lumber	Panels	Pulp & Paper	Corporate & Other	Total
January 1, 2020 to September 30, 2020
Sales
To external customers	$3,070	$430	$661	$—	$4,161
To other segments	101	7	—	(108)	—

	$3,171	$437	$661	$(108)	$4,161

Cost of products sold	(1,876)	(295)	(475)	108	(2,538)
Freight and other distribution costs	(358)	(41)	(128)	—	(527)
Selling, general and administration	(123)	(22)	(32)	(3)	(180)

Adjusted EBITDA	$814	$79	$26	$(3)	$916
Export duties	(126)	—	—	—	(126)
Equity-based compensation	—	—	—	(6)	(6)
Amortization	(149)	(11)	(32)	(9)	(201)

Operating earnings	$539	$68	$(6)	$(18)	$583
Finance expense	(31)	(3)	(5)	(1)	(40)
Other	6	8	(6)	(10)	(2)

Earnings before tax	$514	$73	$(17)	$(29)	$541

January 1, 2019 to September 30, 2019
Sales
To external customers	$2,560	$454	$734	$—	$3,748
To other segments	97	9	—	(106)	—

	$2,657	$463	$734	$(106)	$3,748

Cost of products sold	(2,015)	(358)	(555)	106	(2,822)
Freight and other distribution costs	(371)	(48)	(128)	—	(547)
Selling, general and administration	(109)	(19)	(30)	—	(158)

Adjusted EBITDA	$162	$38	$21	$—	$221
Export duties	(127)	—	—	—	(127)
Equity-based compensation	—	—	—	(4)	(4)
Amortization	(147)	(11)	(32)	(3)	(193)
Restructuring and impairment charges	(25)	—	—	—	(25)

Operating earnings	$(137)	$27	$(11)	$(7)	$(128)
Finance expense	(25)	(3)	(7)	(1)	(36)
Other	(3)	—	1	(7)	(9)

Earnings before tax	$(165)	$24	$(17)	$(15)	$(173)

The geographic distribution of external sales is as follows1:

	July 1 to September 30		January 1 to September 30
	2020	2019	2020	2019
Canada	$342	$235	$796	$766
United States	1,135	720	2,672	2,206
China	162	155	489	497
Other Asia	46	74	184	250
Other	5	6	20	29

	$1,690	$1,190	$4,161	$3,748

1.	Sales distribution is based on the location of product delivery.

14.	Countervailing (“CVD”) and antidumping (“ADD”) duty dispute

On November 25, 2016, a coalition of U.S. lumber producers petitioned the U.S. Department of Commerce (“USDOC”) and the U.S. International Trade Commission (“USITC”) to investigate alleged subsidies to Canadian softwood lumber producers and levy countervailing and antidumping duties against Canadian softwood lumber imports. We were chosen by the USDOC as a “mandatory respondent” to both the countervailing and antidumping investigations and, as a result, have received unique company-specific rates.

Developments in CVD and ADD rates

On April 24, 2017, the USDOC issued its preliminary determination in the CVD investigation, and on

June 26, 2017, the USDOC issued its preliminary determination in the ADD investigation. On December 4, 2017, the duty rates were revised. On February 3, 2020, the USDOC reassessed these rates based on its first Administrative Review (“AR”) as noted in the tables below.

The CVD and ADD rates apply retroactively for each Period of Investigation (“POI”). We record CVD as export duty expense at the cash deposit rate until an AR finalizes a new applicable rate for each POI. We record ADD as export duty expense by estimating the rate to be applied for each POI by using our actual results and the same calculation methodology as the USDOC and adjust when an AR finalizes a new applicable rate for each POI. The difference between the cash deposits and export duty expense is recorded on our balance sheet as export duty deposits receivable.

On February 3, 2020, the USDOC released the preliminary results from AR1, as shown in the table below. On July 21, 2020, the USDOC issued a new tolling memorandum, which extended the AR1 duty rate finalization to November 2020. The duty rates are subject to an appeal process, and we will record an adjustment once the rates are finalized. If the AR1 rates were to be confirmed, it would result in a U.S. dollar adjustment of US$93 million for the POI covered by AR1. This adjustment would be in addition to the Canadian $103 million receivable balance recorded on our balance sheet on September 30, 2020. If these rates are finalized, our combined cash deposit rate would be revised to 9.08%.

	AR1 Cash Deposits[1]	AR1 Liability at 9.08%	AR1 Excess Deposits
US$ millions	US$	US$	US$
CVD	176	78	98
ADD	68	20	48

Total	244	98	146
Recognized as export duty deposits receivable			(53)

Estimated export duty deposit receivable to be recognized			93

1.	Cash deposit rates changed during AR1, see footnotes under the CVD and ADD tables below.

On January 1, 2020, we entered AR3for POI January 1 to December 31, 2020. For the nine months ended September 30, 2020, we expensed ADD at the West Fraser Estimated Rate of 1.85% and CVD at the Cash Deposit Rate of 17.99%. The ADD Cash Deposit Rate remained at 5.57% for the quarter.

The respective Cash Deposit Rates, the December 4, 2017 Revised Rate, the AR1 Preliminary Rate, and the West Fraser Estimated ADD Rate for each period are as follows:

Effective dates for CVD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)
AR1 POI
April 28, 2017 - August 24, 2017[1]	24.12%	17.99%	7.07%
August 25, 2017 - December 27, 2017[1]	—	—	—
December 28, 2017 - December 31, 2017	17.99%	17.99%	7.07%
January 1, 2018 - December 31, 2018	17.99%	17.99%	7.51%
AR2 POI
January 1, 2019 - December 31, 2019	17.99%	17.99%	n/a [4]
AR3 POI
January 1, 2020 - September 30, 2020	17.99%	17.99%	n/a [5]

1.

On April 24, 2017, the USDOC issued its preliminary rate in the CVD investigation. The requirement that we make cash deposits for CVD was suspended on August 24, 2017, until the USDOC published the Revised Rate.

2.	On December 4, 2017, the USDOC revised our CVD Rate effective December 28, 2017.
3.	On February 3, 2020, the USDOC issued its Preliminary CVD Rate for the AR1 POI.
4.	The CVD rate for the AR2 POI will be adjusted when AR2 is complete, and the USDOC finalizes the rate, which is not expected until 2021.
5.	The CVD rate for the AR3 POI will be adjusted when AR3 is complete, and the USDOC finalizes the rate, which is not expected until 2022.

Effective dates for ADD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)	West Fraser Estimated Rate
AR1 POI
June 30, 2017 - December 3, 2017[1]	6.76%	5.57%	1.57%	1.46%[6]
December 4, 2017 - December 31, 2017	5.57%	5.57%	1.57%	1.46%[6]
January 1, 2018 - December 31, 2018	5.57%	5.57%	1.57%	1.46%
AR2 POI
January 1, 2019 - December 31, 2019	5.57%	5.57%	n/a [4]	4.65%

AR3 POI
January 1, 2020 - September 30, 2020	5.57%	5.57%	n/a	[5]	1.85%

1.	On June 26, 2017, the USDOC issued its preliminary rate in the ADD investigation effective June 30, 2017.
2.	On December 4, 2017, the USDOC revised our ADD Rate effective December 4, 2017.
3.	On February 3, 2020, the USDOC issued its Preliminary ADD Rate for the AR1 POI.
4.	The ADD rate for the AR2 POI will be adjusted when AR2 is complete, and the USDOC finalizes the rate, which is not expected until 2021.
5.	The ADD rate for the AR3 POI will be adjusted when AR3 is complete, and the USDOC finalizes the rate, which is not expected until 2022.
6.

In fiscal 2017, our Estimated ADD was recorded at a rate of 0.9%. AR1 covers both the 2017 and 2018 periods. In 2018 we recorded ADD such that the cumulative rate for the periods covered by AR1 would be 1.46%.

Duty expense and cash deposits

	July 1 to September 30		January 1 to September 30
Export duties incurred in the period	2020	2019	2020	2019
Countervailing duties	$43	$32	$109	$99
Antidumping duties	14	10	35	30

Total	$57	$42	$144	$129

	July 1 to September 30		January 1 to September 30
Recognized in the financial statements as	2020	2019	2020	2019
Export duties recognized as expense in consolidated statements of earnings	$49	$44	$126	$127
Export duties recognized as export duty deposits receivable in consolidated balance sheets	8	(2)	18	2

Total	$57	$42	$144	$129

We have recorded long.term duty deposits receivable related to CVD for the excess of deposits made at the Cash Deposit Rate of 24.12% compared to the December 4, 2017, Revised Rate of 17.99%, and to ADD for the difference between the 5.57% Cash Deposit Rate and our West Fraser Estimated Rate. The details are as follows:

Export duty deposits receivable	January 1 to September 30 2020	January 1 to December 31 2019
Beginning balance	$80	$75
Export duties recognized as long-term duty deposits receivable in consolidated balance sheets	18	5
Interest recognized on the long-term duty deposits receivable	2	4
Exchange on the long-term duty deposits	3	(4)

Ending balance	$103	$80

As at September 30, 2020, export duties paid and payable on deposit with the USDOC are US$368 million for CVD and US$127 million for ADD for a total of US$495 million.

AR2 and AR3

AR2 covers the POI from January 1, 2019 through December 31, 2019. The USDOC commenced AR2 during the second quarter of 2020. AR3 covers the POI from January 1, 2020 through December 31, 2020 and is expected to commence in 2021. The results of AR2 are not expected to be finalized until 2021 and AR3 until 2022. Notwithstanding the deposit rates assigned under the investigations, our final liability for the assessment of CVD and ADD will not be determined until each annual administrative review process is complete and related appeal processes are concluded.

Appeals

We, together with other Canadian forest product companies and the Canadian federal and provincial governments (the “Canadian Interests”), categorically deny the allegations by the coalition of U.S. lumber producers and disagree with the countervailing and antidumping determinations by the USDOC and the USITC. The Canadian Interests continue to aggressively defend the Canadian industry in this trade dispute and have appealed the decisions to North America Free Trade Agreement (“NAFTA”) panels and the World Trade Organization (“WTO”).

On May 22, 2020, the NAFTA panel issued its final decision on “Injury”. The NAFTA panel rejected the Canadian parties’ arguments and upheld the USITC remand determination in its entirety.

On August 28, 2020, the WTO dispute-resolution panel ruled unanimously that U.S. countervailing duties against Canadian softwood lumber are inconsistent with the WTO obligations of the United

States. The decision confirmed that Canada does not subsidize its softwood lumber industry. On September 28, 2020, the U.S. announced that it would appeal the WTO panel’s decision.

The softwood lumber case will continue to be subject to NAFTA or the new Canada-United States-Mexico Agreement (“CUSMA”) and WTO dispute resolution processes, and litigation in the U.S. In the past, long periods of litigation have led to negotiated settlements and duty deposit refunds. In the interim, duties remain subject to the USDOC Administrative Review process, which results in an annual adjustment of duty deposit rates.

SOURCE West Fraser Timber Co. Ltd.

View original content: http://www.newswire.ca/en/releases/archive/October2020/26/c8563.html

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For further information: Chris Virostek, Vice-President, Finance and Chief Financial Officer, (604) 895-2700, www.westfraser.com

CO: West Fraser Timber Co. Ltd.

CNW 17:01e 26-OCT-20